[PEBO] - Peoples Bancorp
4th Quarter and Full Year 2014 Earnings Conference Call
Tuesday, January 27, 2015 10:00 AM Eastern

Company Representatives:
Chuck Sulerzyski; President and CEO
Ed Sloane; CFO and Treasurer

Analysts:
Scott Siefers; Sandler O'Neill
Chris McGratty; Keefe, Bruyette & Woods
Rick Weiss; Boenning & Scattergood
Daniel Cardenas; Raymond James & Associates

Presentation

Operator: Good morning and welcome to Peoples Bancorp's conference call. My name is Denise and I will be your conference facilitator today. Today's call will cover a discussion of the results of operations for the quarter ended December 31, 2014.

(Operator Instructions). After the speaker's remarks, there will be a question-and-answer period. (Operator Instructions). This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on the management's current expectations.

The statements in this call, which are not historical fact, are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples' Securities and Exchange Commission filings. These include, but are not limited to, the success, impact and timing of strategic initiatives; the successful completion and integration of planned acquisitions; the competitive nature of the financial service industry; the interest rate environment; the effect of federal and/or state banking, insurance and tax regulations; and changes in economic conditions.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements after this call.

Peoples' fourth quarter 2014 earnings release was issued this morning and is available at PeoplesBancorp.com. This call will include about 20 to 30 minutes of prepared commentary followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on PeoplesBancorp.com.

Participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer. And each will be available for questions following opening statements.

Mr. Sulerzyski is attending a banking conference this week and is on the phone from that location. Mr. Sulerzyski, you may begin your conference.

Chuck Sulerzyski: Thank you, Denise. Good morning and thanks for joining us for a review of our fourth quarter and full year results. 2014 has been an incredible year for Peoples. We are proud of our quality organic growth and four acquisitions we announced during the year. This growth has made us a stronger, more profitable company.

We successfully completed three bank acquisitions and are nearing the close of the NB&T transaction in March. These bank deals combined add over $1.1 billion in assets and 34 branches to our Company. After NB&T is completed, Peoples will exceed $3.2 billion in assets, with 81 branch locations throughout the states of Ohio, West Virginia, and Kentucky. We will discuss acquisitions in more detail later.

Turning to the financial results, earnings for the fourth quarter were $4.2 million or $0.28 per share. This included pretax, one-time cost of $2.2 million primarily related to the North Akron transaction. Combined, these one-time costs reduced earnings per share by $0.10.

For the year, earnings were $16.7 million, or $1.35 per share, and included pretax one-time cost of $6.8 million. Excluding such cost, earnings for the year were $21.1 million or $1.71 per share.

Much progress was made during the year in pursuit of becoming the best community bank in America. Our acquisition strategy has been a big part of this pursuit. The integration process is well organized, repeatable and focused on providing the best possible experience for our customers. The bottom line is we are a strong operator.

As we integrate deals, we are elevating them to our production levels in a relatively short period of time. New markets in North Akron, Beachwood and Coshocton are focused on building loan and deposit growth synergies from our expanded suite of products and services. We have fully trained the sales force in these new markets and added talent to round out the commercial and retail teams.

The planning process is well underway for our pending NB&T transaction. This includes training and development of NB&T's client-facing associates to ensure high-quality service to customers starting day one. It also involves a complete understanding of the back office, mapping the systems for conversion, evaluating process for added efficiency and addressing capacity needs.

Our acquisitions have worked to strengthen our balance sheet and net interest margin by improving the balance sheet mix. In each deal, we've been able to reduce the relative size of our securities portfolio. As a result, securities to assets dropped to 28% at year-end from 33% in the beginning of the year.

Loans to assets increased to 63% from 58% over the same period.

These deals have had strong net interest margins and therefore, have further strengthened our existing margin.

Improved efficiencies from acquisitions have allowed Peoples to invest in its infrastructure while continuing to strengthen its overall operating results. Initiatives such as the branch refresh project completed last year and upgrading our sales talent are examples of ongoing investments we've made in the Company to position for future growth and success.

Because of these initiatives, and many others, we can say with confidence, our go-to-market proposition is superior to our competitors. We are winning every day with our existing customers in building market share by attracting new customers and relationships.

We've seen a steady improvement in operating results during the year as a result of successful integration of our acquisitions, a continued focus on profitable organic growth and efficient core operations.

Revenue growth for the year was slightly better than expense growth, excluding one-time costs. The efficiency ratio, excluding one-time cost, improved to 69% from 70% last year and was in line with our guidance for the fourth quarter.

Pre-provision net revenue to average assets continued to strengthen throughout the year, increasing to 1.4% compared to 1.36% last year.

The net interest margin expanded to 3.53% for the fourth quarter and exceeded our expectations. For the year, net interest margin was 3.45% and increased 22 basis points compared to last year. Margin expansion was due to strong organic loan growth and acquisition activity.

Our fourth quarter margin was an impressive increase from 2013 when the margin was 3.12% early in the year. This expansion of the margin has exceeded market trends.

Non-interest income grew 8% in 2014 compared to the prior year, driven mainly by strong production from our wealth management and insurance operations. Trust and investment revenue was up over 8% and insurance revenue increased 11% compared to 2013.

We continue to experience steady annual growth in electronic banking, which was up 7% compared to last year.

Mortgage banking income increased in the fourth quarter by 9% compared to the third quarter. However, it declined 30% year-over-year due to a slowdown in refinancing activity in 2014. An increase in loan fees due to SBA lending in our commercial banking swap program provided an offset to the decline in mortgage banking income.

Organic loan growth exceeded our expectations throughout 2014 and was the driving force behind improvements in our asset mix and expanding net interest margin and robust revenue growth.

Excluding acquired loans from acquisitions, the loan portfolio increased 12% year-over-year ahead of our stated target growth of 8% to 10%. The growth was balanced between commercial and consumer loans. Commercial loan balances increased 12% during this time period, as growth in the C&I segment outpaced CRE. Consumer loan balances increased 11% due primarily to growth in indirect auto lending.

Organic retail deposit balances increased 2% year-over-year due mainly to growth in non-interest bearing deposits, which now comprise over 25% of total deposits. Growth in non-interest bearing DDA has been a key factor in the steady expansion of the net interest margin during the last 2 years.

Asset quality has been exceptional in 2014. Non-performing assets to loans plus OREO was 0.75% at year-end 2014, consistent with a year ago. With a sizable recovery in the fourth quarter, we finished the year with net recoveries of previously charged-off loans of 3 basis points compared to net recoveries of 35 basis points in 2013.

The allowance for loan losses reflects the continued improvement in asset quality. Excluding acquired loan portfolios, the allowance, as a percentage of loans, declined to 1.48% in 2014 compared to 1.57% in 2013.

While acquisitions are a big part of our story this year, it's clear that we're moving our Company forward on several other fronts ranging from strong balance sheet management, organic loan and deposit growth, and improved profitability.

Now I will turn the call over to Ed for his comments on the quarter.

Ed Sloane: Thanks, Chuck. It was another busy quarter for acquisition activity as we successfully closed the North Akron Savings Bank transaction on October 24. The acquisition added $112 million in loans and $108 million in deposits, and consisted of four banking offices located just south of Cleveland in the Ohio communities of Akron, Munroe Falls, Cuyahoga Falls and Norton. We expected to achieve, if not exceed, our desired financial results from the North Akron transaction.

The earn-back of tangible book value dilution is expected to be less than 4 years with earnings accretion of approximately 5%. Cost savings were immediately phased in at closing to achieve a 40% reduction of North Akron's annual operating expenses.

The final credit mark was a 2% discount on the acquired loan portfolio. These key assumptions were in line with our expectations. Our initial modeling of this transaction was conservative and assumed no revenue synergies or loan accretion. As we fully integrate North Akron, we expect to surpass our original expectations.

Our retail and commercial sales forces are in place with the recent addition of a high-quality commercial banker to drive loan growth in these vibrant Northeast Ohio markets.

Client-facing associates have completed extensive sales training and we're in the process of refreshing and rebranding each of the four North Akron banking offices.

The NB&T transaction, which was announced August 4 of 2014, is scheduled to close and convert on March 6, 2015, subject to closing conditions including approval of shareholders of Peoples and NB&T. All regulatory approvals have been received at this point.

As of September 30 of 2014, NB&T had $650 million in assets, $397 million in net loans, $558 million in total deposits and $260 million in trust assets under management.

We're very excited about entering this new market in Southwest Ohio. The Peoples and NB&T integration teams have been making great progress getting ready for the March conversion.

NB&T client-facing associates are receiving extensive training on products and operating the new systems. We have added capacity to our back office support staff to ensure our client-facing associates have the necessary tools and system support to properly service the customer.

Additionally, our new Southwest Ohio Market President has been working with Peoples' management team and the NB&T staff for the last several months to become familiar with all aspects of the Company. We're confident that NB&T's customers will experience a seamless and successful conversion in March.

We expect to continue an active acquisition plan in 2015. There have been numerous conversations with other banks, insurance and wealth management prospects in Peoples' market area. Our prospect list continues to grow and includes potential targets, large and small, in Ohio, West Virginia and Kentucky.

Acquisitions in our fee-based businesses are of particular interest as we strive for a diversified revenue stream that consists of 35% to 40% fee-based revenue to total revenue. The recent bank acquisitions have diluted our fee-based revenue ratio to 34%.

Turning to our operating results, as Chuck discussed earlier, 2014 was a positive year on several fronts, which have culminated in the fourth quarter to position the Company for another solid year in 2015. Our fourth quarter results were in line with our guidance provided in last quarter's conference call.

Organic loan growth of 12% for the year was an exceptional accomplishment. We exceeded our target loan growth range of 8% to 10%. In addition, we continued to maintain top quartile asset quality during 2014. Organic loan growth of 12% for the year was an exceptional accomplishment.

Excluding one-time costs, the efficiency ratio was controlled throughout the year, despite all of the acquisition activity. In the fourth quarter, the efficiency ratio was 69%, excluding one-time costs in line with our stated fourth quarter target range of 68% to 70%.

Fourth quarter net interest margin of 3.53% exceeded our guidance in last quarter's conference call, where we forecasted it to be in the upper 3.40’s. We experienced a steady expansion of the margin throughout the year driven by loan growth, effective balance sheet management and acquisition activity. For the year, our net interest margin was 3.45% compared to 3.23% in 2013.

Loan accretion from acquisitions added 12 basis points to the margin in 2014 compared to 4 basis points to the margin in 2013. Excluding the loan accretion, the net interest margin expanded 14 basis points year-over-year. We are pleased with margin performance throughout the year, considering the sustained low interest rate environment.

I'll now turn the call back to Chuck for his final comments.

Chuck Sulerzyski: Thanks, Ed. As we end 2014, and look ahead to 2015, we're excited about entering the year from a position of strength. Ed commented on exceeding expectations in loan growth and margin. We also managed to maintain a slight positive gap, excluding one-time costs between revenue and expense growth in 2014, which was a real challenge considering the acquisition activity.

In last quarter's conference call, we provided 2015 guidance. The guidance has not changed. We are confident in our ability to navigate through the acquisition activity of 2014 and the NB&T transaction in the first quarter to achieve the expected results.

Reviewing our 2015 guidance, organic loan growth is expected to remain strong within the range of 7% to 9% based on period-end balances. This range assumes commercial loan growth of 8% to 10% and consumer loan growth of 3% to 5%. We're expecting mortgage production to be consistent with 2014 levels.

Asset quality trend should remain favorable. We maintain strong underwriting standards and a disciplined approach to managing the loan portfolio.

The net charge-off trends are expected to normalize in 2015, as the prospects of large recoveries diminish. We are planning for a net charge-off rate of between 20 and 30 basis points.

The efficiency ratio is expected to improve to below 65%, excluding one-time costs in the second half of 2015.

With the closing of the NB&T transaction in March, we expect related cost savings to be fully phased in during the second quarter.

Net interest margin is expected to remain stable in the low 3.50’s throughout 2015.

Loan growth will again be a key driver in stabilizing asset yields along with a continuation of our asset remix strategy. We expect to reduce the relative size of the securities portfolio to 25% of total assets by year-end.

Margin performance may be impacted by adverse movement in short and long-term interest rates. The recent decrease in long-term interest rates, if sustained, may place added pressure on the margin, as mortgage prepayments accelerate. Our margin continues to be well positioned for an increase in short-term interest rates.

In addition, loan accretion income may create volatility based on the performance of the acquired loan portfolios.

The strong performance in 2014, and favorable expectations for 2015, could not be accomplished without our talented team of associates. We have built a culture at Peoples where it is paramount that our associates take care of the customer and take care of each other. We have become a better selling machine and our sales teams are producing results as they work side-by-side with our clients to solve their financial problems.

Our retail branches are generating net DDA annual growth of 4.5%. The consumer and commercial teams hit double-digit loan growth in 2014 and despite a 30% decrease in mortgage banking income during the year, fee-based revenue was up 8%. Much of this success is the result of our lines of business working as one and making quality referrals. Our cross-sell ratio has steadily improved to 5.58% from 5.1% a year ago.

Overall, we remain committed to profitable growth of the Company and building long-term shareholder value. I am confident we will succeed through our disciplined execution of our strategies and providing extraordinary service to our customers and communities.

This concludes our commentary and we will open the call for questions. Once again, this is Chuck Sulerzyski, and joining me for the Q&A session is Ed Sloane, Chief Financial Officer.

I will now turn the call back to the hands of our call facilitator. Thank you.

Questions & Answers

Operator: Thank you. Ladies and gentlemen, we will now begin the question-and-answer session. (Operator Instructions). Scott Siefers of Sandler O'Neill.

Scott Siefers: Ed (inaudible) Chuck, and apologize if I missed this in the prepped remarks, but could you give just a little more color on that commercial relationship, the C&I loan that was moved to non-accrual status during the quarter, to the extent that you can, things like either industry, size of the total relationship, how much, if any, it's been charged down, and the outlook for it?

(Cross-Talk)

Chuck Sulerzyski: You got this, Ed?

Ed Sloane: Go ahead, Chuck, you were going to say something.

Chuck Sulerzyski: Go ahead.

Ed Sloane: No, why don’t we come back to that? Why don't you go onto a couple of other questions and let me pull that out.

Scott Siefers: Okay. And then you gave some good color on the margin, which I appreciate. It sounds like, if anything, as others might expect, the main pressure point for this year and the quarter would be just the challenging long end of the curve. But Ed, as you look at things, obviously remix of the acquired portfolios has been a big helpful factor, and then of course, you'll have PAAs. Just as you look into the full year, what do you see as the main opportunities and main pressure points on the core margin?

Ed Sloane: Yes, I think you hit on it, Scott. The remix on the balance sheet, that continues. I put a couple of those very positive ratios on there. Not too long ago, we were up over 35% securities to assets, and now at the end of the year, at 28%. So I think that funding into the loan portfolio was a big opportunity for us with the acquisitions that we took advantage of.

As we move ahead to 2015, I see more of the same. I think we'll have opportunity with NB&T coming on to continue that remix a bit. I commented down to about 25% to total assets by the end of the year in the securities portfolio. So that's a positive sign and I think with the potential pressures in the marketplace, reducing the size of our investment portfolio is a big plus in that regard.

What I mean by that is the low interest rate environment, the flattening of the yield curve. I think if that flattening of the yield curve is sustained down below 1.8% on a 10-year to 1.9%, we could potentially see some pressure on the margin as a result of that; prepayment speeds possibly increasing. Even though we believe that we would have a bit of a burnout factor on those prepayments going into next year, there's still the prospects of that putting some pressure on the margin next year for 2015.

Scott Siefers: Okay, perfect; I appreciate that. Then maybe, Chuck, I had a couple of questions for you. Just one, if you could comment as to the organic growth rates. Just in Ohio, specifically, you've had some countervailing comments with some pretty bullish, and one or two of the larger regionals pulling back, suggesting that pricing and competition has gotten kind of rough.

As you look forward, and within the scope of the guidance that you gave, 7% to 9% end-of-period growth, where do you see the biggest opportunities? And what kind of things are you seeing from a pricing and competitive standpoint?

Chuck Sulerzyski: We're more optimistic now than I was 90 days ago on both the commercial side and the consumer side. On the commercial side, we ended the year slightly higher than I would’ve guessed. Our pipeline remains robust. Competition has been frothy for many, many quarters now and you’ve got to pick your shots and walk away when it doesn’t make sense, but if you look at our production levels the last few years, they’ve been really strong.

And what's allowed the portfolio to start to grow faster is the stabilization of the core customer base as we remixed a little bit, walking away from some relationships that didn’t have the credit quality characteristics that we desired for the long term.

On the consumer side, I'm actually more optimistic again than I was 90 days ago. We're seeing some greater signs of mortgage activity than I would’ve expected, a little bit of - I wouldn’t call it a refinance boom, but we are seeing activity. So I wouldn’t be surprised right now to see us beat both of them and which I'm pleased at.

So the competition? As long as we stay to our own disciplines, avoid the crazy pricing, we won't deviate on structure, we're pretty comfortable that we can exceed some of those. At least right now, I feel it would be in the high end of those ranges, if not potentially above them.

Scott Siefers: Okay. That's great color and I appreciate it. One last question for you, Chuck. So it sounds like you guys are still interested in transactions and I appreciate the color on where, and size, and everything. But maybe within the scope of the conversations that you have had, if you can give any anecdotal color on how things are feeling from a pricing standpoint, competition for a good deal, things like that.

Chuck Sulerzyski: Obviously, the trends and the pricing have been increasing over time. We continue to have many conversations on negotiated deals. I think folks are looking at us as a preferred partner and I think you'll see us be able to do deals where potentially, people aren’t grabbing the last penny, but trying to buy the appreciation in the stock because they believe in what and how we're doing, and want to be a part of that.

So competition for deals? We're not seeing a whole ton of books and most of the - I think we've been more active than most in approaching people in having conversations. So, yes, I'm optimistic that we'll be able to continue to do deals that strengthen the franchise and give us good returns.

Scott Siefers: Okay, perfect. Thanks.

Ed Sloane: Scott, just wanted to follow up with you on your first question -

Scott Siefers: Thank you.

Ed Sloane: -- regarding the nonaccrual loan. It was just one item, one loan. About $1.2 million, I believe is what that loan was and we had a reserve. We set up a reserve on it for about $300,000.

Scott Siefers: Okay.

Ed Sloane: So very isolated.

Scott Siefers: Okay.

Chuck Sulerzyski: I'll confess I feel better. When you said one loan shift, I was thinking you were thinking something sizable and I had no recollection of anything sizable, not that $1.2 million isn’t meaningful. But I was sitting here in beautiful, scenic Arizona wondering what I was missing.

Scott Siefers: That was good, perfect. I didn't mean to cause any palpitations. Yes, just was curious, since you guys had called it out in the release.

Ed Sloane: Right.

Scott Siefers: But that's good and I appreciate the color, Ed.

Ed Sloane: Sure, thanks, Scott.

Scott Siefers: All right. Thanks a lot.

Operator: Chris McGratty of KBW.

Chris McGratty: Ed, maybe you can help me on the expense outlook, where your efficiency ratio stands today versus the guidance that you're giving a couple quarters out. That's a sizable improvement, going from 70 to call it sub-65. Can you help me with maybe the absolute ballpark of expense run rates, maybe for the first half of the year, once the deal comes on, and then once the deal -- it sounds like all the cost saves will be in by Q2. Maybe that's a good starting point. Thanks.

Ed Sloane: Sure. I'd like to go off of it from an efficiency ratio standpoint, so we ended up the year and the fourth quarter and actually, for the full year, right around a little over 69% as an efficiency ratio. I'd expect it to, in the first and second quarter, start to move down a little bit and then with all the cost takeouts, and I think we're estimating around 33% cost takeout on the NB&T transaction, which is roughly 33% of their operating expenses to come out. So that would clear the path then to bring us down under that 65% in the second half of the year.

So you're going to see it bounce around a little bit from the third to the fourth quarter into the first. We're still very much in the process of integrating the acquisitions that we put on in the second half of the year. So there's some noise around the numbers and so you can expect that moving through the first and the second quarter.

Chuck Sulerzyski: I took the comment on that from my perspective. Feel free to go back and look at the script. I know that relative to consensus, we're off on the expenses, particularly in this quarter, but it's not - we're not off from what we said. So that reduction in that expense rate, you might see some of it in the first and second quarter, but not a whole lot. You'll see it fall off.

And the assumption that Ed and I are making in these comments is that we don’t have another deal because obviously, we'd have more one-time costs. We'll do another deal if there's an opportunity that makes sense, but we have a great deal of confidence in what we're doing.

We really like our organic growth rates and on top of the acquisitions if you take out the expense numbers, it gets very powerful very quick. So we'll see what the third and fourth quarter looks like and hopefully, from my perspective, we'll have another opportunity to improve the franchise along the way.

Chris McGratty: Great. And maybe one follow-up -- I'm a little bit surprised, Chuck, with the comments about looking for more deals, given the traction you've gotten. You exceeded your loan growth expectations for the year. You're getting the -- you've got a lot of integrations under way, and are set to be in the first half of the year.

Is there any particular reason that M&A is still as high priority as it appears to be, given what the improving Midwest economy may lend to by itself, on a standalone basis?

Chuck Sulerzyski: We see them as separate issues. If we see the organic growth slow, if we see the quality of our execution suffering, if we see the differential in the fee income percentage get much lower than our stated long-term targets, we'll slow the M&A. We've made the investments in operations, in talent, in people, to execute and to be able to do these things effectively. We want to utilize the capacity that we've built to do that.

We think this is a pretty unique time. You look at the economics between banks at the $5 billion to $10 billion rate versus those at the $2 billion to $3 billion rate, it's compelling. You look at the expense reduction possibilities we picked up from the deals that we've done, it's 5%, 6% in terms of efficiency ratio. We've done some modeling that we could see ourselves at potentially $5 billion or $6 billion a couple of years down the road and an efficiency ratio potentially approaching the 50s. It's not impossible.

So we think there's some economies of scale. We know there's opportunities in the market for us to add franchises that make sense for us, and frankly, we don’t want to miss the opportunity. So that's what our thinking is.

Chris McGratty: Okay, understood, thank you. One last one -- what kind of a tax rate, Ed, should we be using for the year, effectively?

Ed Sloane: I'd say 31% to 31.5% is a reasonable rate.

Chris McGratty: All right. Thank you very much.

Operator: (Operator Instructions). Rick Weiss of Boenning & Scattergood.

Rick Weiss: I was wondering, could you talk a little bit about the deposit gathering? First, with the acquisitions, have you been retaining the deposits of the acquired banks? And also, going forward, how do you expect to grow the core deposits?

Chuck Sulerzyski: We've done a pretty good job retaining the deposits of the acquisitions. In the script, moving off of the acquisitions, we mentioned that we grew our DDA 4.5% and that excludes acquisitions. That's really our focus, getting our branches, getting our commercial bankers, to get those DDA accounts. So that's not dollar percent growth.

I think the deposits had to go up 2% last year, but the number of accounts, we keep expanding. I think the year before in 2013, we did 3.7% DDA growth.

Keep in mind that DDA’s are decreasing nationally; keep in mind that our markets are not known for their growth. So we're really proud of our ability to move consumers, move businesses, from the guy across the street to our place because that's the only way you grow share here. And clearly, if rates go up at some point in time, money will flow out of non-interest bearing.

I think our non-interest bearing is at 25% of deposits now but if we can gather DDA’s both through acquisition and through the effectiveness of our sales force, we are very, very optimistic about the long-term viability of the franchise because our loan to deposit ratio continues to increase. It's still a modest 84%, but much higher than it was a few years ago, but at some point, we're all going to be fighting for deposits a couple of years down the line.

Rick Weiss: Are you getting these accounts -- not the acquisition ones -- through different kinds of pricing compared to (inaudible)?

Chuck Sulerzyski: I'm really, really, really psyched about it. We're not giving them away; we're not marketing. Our proposition is sitting down with the customer, trying to understand what their issues are. They generally fall in a couple of buckets. It's usually some kind of debt consolidation conversation or it's usually some kind of investment savings retirement conversation, and those conversations, when people hear something that makes sense to them and we tell our people to treat the customer like family and get them to try to help them overcome their concerns and issues or reach their goals.

And we get a lot of referral business; we're getting more and more bank at work type of DDA openings. I just think that we're not shoving product down the client's throat. We have a little bit of a different proposition. While I boast about the 5.58% cross-sell versus 5.1% a year ago, the truth of the matter is nobody in our Company is measured on their cross-sell rate. The branch managers are not measured on cross-sell rate. It's an outcome of a set of behaviors that is, I believe, a better way of treating customers.

Rick Weiss: All right. And then so -- and you are able to cross-sell a certain percentage of the new depositors?

Chuck Sulerzyski: Absolutely, absolutely. The banks we acquired generally do not have investments; the banks we acquired generally do not have insurance capabilities. We have a robust suite of electronic services. We have a lot to offer.

Rick Weiss: Okay.

Chuck Sulerzyski: It's really cool to see, if you don’t mind the add-on, right now, we're training NB&T folks and we started training the acquisitions before the deals close. We actually got some of the employees at the bank tweeting that they can't wait for March for the conversion. They're excited about what it is that they can bring to the clients. So I'm optimistic that you'll see better results over time.

Rick Weiss: Okay, great. Let me ask you, with investment securities decreasing as a percentage, are you letting those roll off, or are you actively selling some of the portfolio?

Ed Sloane: It's really the - some of it is rolling into loan growth, basically fund loan growth and then of course, we evaluate - with the acquisitions, Rick. We evaluate the portfolio when we bring it across to determine whether or not it requires any restructuring from there. So I'd say it can be a combination of things.

Rick Weiss: Okay. And one final question -- just if you can talk a little bit about big picture of the economy. Has it been changing at all as a result of falling oil prices in any of your markets? Is that going to have an impact?

Chuck Sulerzyski: It will have an impact and it'll be balanced. Certainly, we're in the middle of a shale play in the eastern portion of our market, you see a decrease in leasing, going roughly from 6,000 an acre to 3,000 an acre. So you see some slowdown in activity, but long term, the activity is going to continue because prices will rebound at some point.

But I'm very optimistic about the free cash flow in terms of gas prices in our area. Our average household incomes are lower than the country by a meaningful percentage and this helps our people more than it would where average incomes are much higher. So net-net, I think it's a positive. We have a very small percentage, a little over 2% of our loan portfolio, energy-related. We've done a thorough review on all those credits and remain optimistic.

Most of what we're dealing with, or all of what we're dealing with, are suppliers to the oil industry, secondary services, so we feel good about that. So unemployment rates are low and for the most part, our area is doing better than it's done in generations.

Rick Weiss: Okay, that's all I have. Thank you very much.

Operator: Daniel Cardenas of Raymond James.

Daniel Cardenas: Just a couple quick questions here. In terms of one-time charges related to the North Akron, were those all taken in Q4 or could we see a little bit of a bleed in the first quarter?

Ed Sloane: I'd say that the very large majority of those were taken in the fourth quarter. Obviously, there could be a little bit of bleed, but it wouldn’t be anything material.

Daniel Cardenas: Okay. And then to the degree that you can comment -- I'm sure you've taken a look at the fourth quarter numbers for NB&T. Are those pretty much in line with your expectations; any surprises there?

Chuck Sulerzyski: Certainly in the neighborhood.

Daniel Cardenas: Good. And then maybe if you could remind me, just what is the size of your auto portfolio? And then maybe some comments on the overall health of that portfolio and whether or not you see any weakness, or we could expect to see an increase in reserve levels on it?

Chuck Sulerzyski: We feel good about it. It's certainly been a source of growth for us. As it has grown, certainly, the vintage analysis, the aging of what we've done has been positive. We finished the year with an indirect portfolio of $115 million. That is primarily auto, but there are a few other things in it like motorcycles. It's up meaningfully from $76 million in the fourth quarter.

It's a high-quality portfolio. The percentage of loans that we're underwriting that are sub-640 is decreasing over time and the average credit score is increasing. So we feel good about it and I think some of the comments I made about the gas prices will help cash flow, and our average credit score in the fourth quarter was 720. That's higher than what most of our quarters have been. I think for the year, we were 708, but we think the trends are very favorable.

Daniel Cardenas: Is there any one part of your footprint that is showing better growth than the others, or is it just footprint-wide?

Chuck Sulerzyski: No, we've been in this business for a long time. Historically, most of the dealers that we do are within a 50-mile radius of Marietta. With the NB&T acquisition, we have opportunities there and we've also added talent over the last 12 months to help us build relationships with dealers in the Huntington-Ashland area, as well as Akron and Cleveland. So we think that we can continue to grow this business in a prudent fashion.

Daniel Cardenas: Okay, great, great. And then last question -- how is the non-bank deal pipeline looking for you guys? I know you're always looking to build on your fee (inaudible).

Chuck Sulerzyski: Essentially what frustrates the living bejesus out of me, it's a lot easier to do the bank deals than it is to do the non-bank deals. We have a couple of conversations going on with some small insurance agencies, some that may give us some capability, but frankly, aren’t sizable enough to get you guys excited.

We do have some conversations on the investment side going with some firms that are sizable, but we've been down the altar (sic) a couple of times. And I can't get the deal done and they're different. The insurance guys are pragmatic; they understand earnout. They understand that we're not going to buy the company and have them walk away.

The investment guys, in contrast, are - perhaps it's more of an emotional issue to them and I'm optimistic we'll get something done, but it's certainly - I've not done a good job in the last 12 to 18 months, despite a great deal of time and energy put into it.

Daniel Cardenas: Okay, fair enough. All right, thanks, guys.

Operator: At this time, there are no further questions. Sir, do you have any closing remarks?

Chuck Sulerzyski: Yes. Just let me thank everybody for participating. Please remember that our earnings release and a webcast of this call will be archived on PeoplesBancorp.com under the Investor Relations section. Thanks for your time and have a great day.

Operator: Ladies and gentlemen, the conference has now concluded. We thank you for attending today's presentation. You may now disconnect your lines.